Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A of Fidelity Rutland Square Trust II: Strategic Advisers Core Fund, Strategic Advisers Growth Fund, and Strategic Advisers Value Fund of our report dated July 14, 2011, on the financial statements and financial highlights included in the May 31, 2011 Annual Report to Shareholders of Fidelity Rutland Square Trust II.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
July 25, 2011